Exhibit 99.2

Viatris to Acquire Pacira BioSciences October 8, 2026

Viatris to Acquire Pacira BioSciences

October 8, 2026

VIATRIS™

Forward-Looking Statements

This presentation contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the transaction (in which, among other things, Viatris, through its wholly-owned subsidiary, will commence a tender offer to acquire all of the outstanding shares of common stock, $0.001 par value per share, of Pacira and, following the consummation of such tender offer, for such wholly-owned subsidiary of Viatris to be merged with and into Pacira), the expected timetable for completing the proposed transaction, the anticipated benefits and synergies of the proposed transaction, the ability to complete the transaction or to satisfy the various closing conditions, future opportunities for Viatris or Pacira and either of their products and any other statements regarding Viatris' or Pacira's future operations, strategic initiatives and priorities, restructuring activities, financial or operating results, capital allocation, dividend policy and payments, share repurchases, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, imperatives, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock value, other expectations, plans, trends, outlooks, projections, prospects and targets for future periods, and any other statements that are not historical facts. Forward-looking statements may often be identified by the use of words such as "will", "may", "can", "could", "should", "would", "project", "believe", "anticipate", "expect", "plan", "estimate", "forecast", "potential", "pipeline", "intend", "continue", "target", "seek" and variations of these words or comparable words.

Because forward-looking statements inherently involve known and unknown risks and uncertainties, actual future results, levels of activity, performance or achievements may differ materially from those expressed or implied by such forward-looking statements, and there can be no assurance that estimates, assumptions and expectations will prove to have been correct. Factors that could cause or contribute to such differences include, but are not limited to: the ability of Viatris and Pacira to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the ability of Viatris and Pacira to consummate the proposed transaction; the conditions to the completion of the proposed transaction (including, but not limited to, that the stockholders of Pacira validly tender and not withdraw, in the aggregate, at least a majority of the shares of Pacira's common stock outstanding as of immediately following the expiration of the tender offer) not being satisfied or waived on the anticipated timeframe or at all; the regulatory approvals required for the proposed transaction not being obtained on the terms expected or on the anticipated schedule or at all; the possibility that competing offers may be made; the possibility that Viatris may be unable to achieve the intended or expected benefits, synergies and operating efficiencies in connection with the proposed transaction within the expected timeframe or at all or to successfully integrate Viatris and Pacira; Viatris' or Pacira's failure to achieve expected or targeted future financial and operating performance and results; the possibility that Viatris or Pacira may not realize the intended benefits of, or achieve the intended goals or outlooks with respect to, its strategic initiatives and priorities; actions and decisions of healthcare and pharmaceutical regulators; changes in relevant laws, regulations and policies and/or the application or implementation thereof, including but not limited to tax, healthcare and pharmaceutical laws, regulations and policies globally; the ability to attract, motivate and retain key personnel; Viatris' or Pacira's liquidity, capital resources and ability to successfully complete capital projections and obtain financing; Viatris' or Pacira's plans with respect to the repayment of indebtedness; any regulatory, legal or other impediments to Viatris' or Pacira's ability to bring new products to market; success of clinical trials and Viatris' or Pacira's (or, with respect to each, its partners') ability to execute on new product opportunities and develop, manufacture and commercialize products; any changes in or difficulties with Viatris' or Pacira's manufacturing facilities, including with respect to short- or long-term shutdowns, inspections, remediation and restructuring activities, product labeling or regulatory compliance, supply chain continuity, inventory management, or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on Viatris or Pacira; any significant breach of data security or data privacy or disruptions to Viatris' or Pacira's information technology systems; risks associated with having significant operations globally; the strength and ability to protect Viatris' or Pacira's intellectual property and patent terms and preserve their respective intellectual property rights; changes in third-party relationships; the effect of any changes in Viatris' or Pacira's (or, with respect to each, its partners') customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following the proposed transaction; the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products; changes in the economic and financial conditions of Viatris or Pacira (or, with respect to each, its partners); uncertainties regarding future demand, pricing and reimbursement for Viatris' or Pacira's products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, wars or other conflicts, potential for adverse impacts from future tariffs and trade restrictions, inflation rates, interest rates and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Viatris and Pacira, see the risks described in Part I, Item 1A of their respective Annual Reports on Form 10-K for the year ended December 31, 2025, and their other filings with the U.S. Securities and Exchange Commission (the "SEC"). You can access their respective filings with the SEC through the SEC website at www.sec.gov or through their respective websites, and each of Viatris and Pacira strongly encourages you to do so. Viatris routinely posts information that may be important to investors on our website at investor.viatris.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC's Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this communication or our filings with the SEC. Each of Viatris and Pacira undertakes no obligation to update any statements herein for revisions or changes after the date of this communication other than as required by law.

VIATRIS™

© 2026 Viatris Inc. All Rights Reserved.

Key References and Non-GAAP Financial Measures

Certain Key Terms and Presentation Matters
Revenue and Earnings: Refers to Total Revenues, adjusted EBITDA and adjusted EPS.

Financial Guidance Metrics: Refers to Refers to total revenues, adjusted EBITDA, free cash flow excluding transaction-related and restructuring-related costs and adjusted EPS. Financial guidance metrics exclude any acquired IPR&D for unsigned deals to be incurred in any future period as it cannot be reasonably forecasted.

Transaction-related costs: Refers to the impact of any acquisition- and divestiture-related transaction costs, including taxes.

Restructuring-related costs: Refers to the impact of any cash costs associated with the restructuring activities of the enterprise-wide strategic review, which are expected to be primarily related to severance and employee benefits expense, as well as other costs, including those related to contract terminations, vendor consolidations, product transfer costs and network-related simplification and modernization costs.

Important Information about the Transaction and Where to Find It
The tender offer for the outstanding shares of Pacira's common stock described in this communication has not yet commenced. This document is for informational purposes only and it is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell shares of Pacira's common stock, nor is it a substitute for the tender offer materials that Viatris will file with the SEC on Schedule TO. At the time any such tender offer is commenced, Viatris will prepare and file a Tender Offer Statement, containing an offer to purchase, a form of letter of transmittal and other related tender offer documents, with the SEC, and Pacira will file a Solicitation/Recommendation Statement on Schedule 14D-9 relating to such tender offer with the SEC. The offer to purchase shares will only be made pursuant to the offer to purchase, the letter of transmittal and other related tender offer documents filed as a part of the Schedule TO. Pacira's stockholders are strongly advised to read these tender offer materials carefully and in their entirety when they become available, as they may be amended or supplemented from time to time, because they will contain important information about such tender offer that Pacira's stockholders should consider prior to making any decisions with respect to such tender offer, including the terms and conditions of the tender offer. The offer to purchase, letter of transmittal and other related tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, will be sent to all stockholders of Pacira at no expense to them. Once filed, stockholders of Pacira will be able to obtain a free copy of these documents and each of Viatris' and Pacira's other documents filed with the SEC at the website maintained by the SEC at www.sec.gov. In addition, a copy of the offer to purchase, form of letter of transmittal and other related tender offer documents (once they become available) may be obtained free of charge by directing a request to Viatris at InvestorRelations@viatris.com. A copy of the Solicitation/Recommendation Statement on Schedule 14D-9 (once it becomes available) also may be obtained free of charge by directing a request to Pacira at secretary@Pacira.com.

Non-GAAP Financial Measures
This presentation includes certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted EBITDA, adjusted earnings per share ("EPS"), free cash flow excluding transaction-related and restructuring-related costs, and gross leverage ratio, are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Viatris and Pacira, as applicable. See appendix for further information.

© 2026 Viatris Inc. All Rights Reserved.

2026 and Beyond: Creating our Future

Our Strategic Imperatives:

- Drive our Base Business
- Fuel our Innovative Portfolio
- Modernize for Sustainable Growth

We are building a more focused, efficient and future-ready organization positioned to enter a period of sustained revenue and earnings growth beginning in 2026

© 2026 Viatris Inc. All Rights Reserved.

For key references and non-GAAP measures, see slide 3

Strategic and Financially Compelling Acquisition

Advancing Our Innovative Medicines Strategy

- Adds **two marketed, patent-protected, high-margin medicines** in the U.S., EXPAREL® and ZILRETTA®
- Creates a **leader in non-opioid pain** therapies
- Expected to be **synergistic** with Viatris' fast-acting meloxicam opportunity
- Leverages **intellectual property expertise** to extend product lifecycles
- **Global platform** to expand EXPAREL® and ZILRETTA® internationally

Consistent with Disciplined and Balanced Capital Allocation Strategy

- **Immediately accretive**, LTM $746M revenue and $177M adjusted EBITDA(1)
- Opportunity to create additional value through **>$50M of identified cost synergies** primarily through the end of 2028
- **Minimal gross leverage impact**; estimate ~2.9x at close
- Preserves **financial flexibility** for continued balanced capital allocation
- Retains **capacity for future BD** as well as continued return of capital to shareholders

VIATRIS™

© 2026 Viatris Inc. All Rights Reserved.

For key references and non-GAAP measures, see slide 3

(1) Represents total revenues and adjusted EBITDA reported by Pacira BioSciences for the twelve-month period from July 1, 2025 to June 30, 2026. Pacira BioSciences' results include ~$26M of revenues and ~$4M of adjusted EBITDA from Iovera (divested in July 2026) for the same twelve-month period. Does not include estimated synergies.

Aligned with our Business Development Priorities

Key Criteria[1]	Pacira Transaction Impact
Prioritize in-market products	✓ Adds EXPAREL® and ZILRETTA®, two in-market, patent-protected, innovative products
Revenue <u>and</u> adjusted EBITDA accretive with improved visibility and duration	✓ • Immediately accretive to financial guidance metrics • IP and commercial expertise to maximize long-term portfolio value
High-priority innovative markets including U.S., Japan, and China	✓ • ~100% U.S. sales today • Expect to expand the products to select international markets
Focus on specialist-driven therapeutic areas	✓ ~340 FTE commercial team, including ~220 specialty reps focused on surgeons, anesthesiologists and rheumatologists
Market depth to pursue synergistic follow-ons	✓ Scalable U.S. branded platform and commercial infrastructure enabling opportunistic approach to future BD

VIATRIS™

© 2026 Viatris Inc. All Rights Reserved.

For key references and non-GAAP measures, see slide 3

(1) As discussed at the March 2026 investor event.

A Leader in Innovative Acute Pain Management

pacira BIOSCIENCES™

$746M	$177M	~340 FTE
LTM Revenue(1)	LTM Adj EBITDA(1)	Commercial team(2)

Mission

Deliver innovative, non-opioid pain therapies to transform the lives of patients

Commercial Products

EXPAREL®
BUPIVACAINE LIPOSOME INJECTABLE SUSPENSION

- Flagship non-opioid analgesic for acute postsurgical pain
- Uses proprietary multivesicular liposome (pMVL) technology to extend analgesia over ~72 hours post-procedure
- LTM revenue of $587M(1)

Zilretta®
triamcinolone acetonide extended release injectable suspension 32 mg

- Only extended-release, single-shot intra-articular steroid for knee osteoarthritis
- Uses extended-release microsphere technology to release pain medication into the knee joint over ~12 weeks
- LTM revenue of $121M(1)

VIATRIS™

© 2026 Viatris Inc. All Rights Reserved.

For key references and non-GAAP measures, see slide 3

(1) Represents total revenues, product sales, and adjusted EBITDA reported by Pacira BioSciences for the twelve-month period from July 1, 2025 to June 30, 2026. Pacira BioSciences' results include ~$26M of revenues and ~$4M of adjusted EBITDA from Iovera (divested in July 2026) for the same twelve-month period. Does not include estimated synergies.

(2) Includes ~220 FTE specialty salesforce comprised of ~180 EXPAREL specialty sales reps and ~40 ZILRETTA specialty sales reps. Remainder associated with other commercial functions.

Robust Capabilities and Infrastructure

Key Capabilities

- Non-opioid pain promotional capabilities in hospital channels
- Institutional account and payer management, pricing, and contracting
- Patient and provider support
- Real-world evidence & health economics research generation
- Non-opioid pain and gene therapy R&D capabilities
- Commercial IT infrastructure for branded launches

Commercial and R&D Infrastructure

- U.S. non-opioid pain field force and distributor networks
- Institutional accounts and market access teams
- Medical affairs organization and real-world patient tracking
- Innovative gene therapy platform

© 2026 Viatris Inc. All Rights Reserved.
For key references and non-GAAP measures, see slide 3

Attractive Innovative Pipeline

PCRX-201 | Lead Innovative Asset

Phase 2 Ongoing

- **Locally administered gene therapy** for knee OA
- **Targets multi-billion-dollar market opportunity**; 14M+ U.S. adults with knee OA and no approved therapy
- **First gene therapy** to earn FDA RMAT and EMA ATMP designations in knee OA
- **Phase 2 Part A topline readout expected late 2026**; Part B enrolling
- Additional pre-IND gene therapy candidates under development
- Potential **early 2030s approval**

PCRX-2002

Phase 2 Ready

- **Postsurgical pain candidate** with a de-risked mechanism of action, complementary to EXPAREL®
- **Extends pain franchise** into the same hospital and office call points as the commercial base
- In-licensed in November 2025; Pacira holds **exclusive worldwide rights**
- Phase 2 study expected to begin **late 2026**

VIATRIS™

© 2026 Viatris Inc. All Rights Reserved.

For key references and non-GAAP measures, see slide 3

OA: osteoarthritis
RMAT: regenerative medicine advanced therapy
ATMP: advanced therapy medicinal product

Our Combined Non-Opioid Pain Portfolio to Treat Patients Where Acute Pain Occurs

EXPAREL® BUPIVACAINE LIPOSOME INJECTABLE SUSPENSION	Zilretta® triamcinolone acetonide extended release injectable suspension 32 mg	Fast-acting Meloxicam[1]

Orthopedic Surgery | General Surgery | Plastic Surgery | OMFS / Dentists | Urology | Podiatry | OB/GYN | Emergency Medicine | Pain

- Hospitals and Health Systems
- Ambulatory Surgery Centers (ASC)
- Specialist Offices and Clinics

- Orthopedists
- General Surgeons
- Specialists Treating Pain

Inpatient → Outpatient → At Home

Together, we will reach more prescribers, more providers, and more patients, continuing the growth of EXPAREL® and ZILRETTA® and strengthening the fast-acting meloxicam opportunity

© 2026 Viatris Inc. All Rights Reserved.

For key references and non-GAAP measures, see slide 3
(1) Under regulatory review.

OMFS: oral and maxillofacial surgery
OB/GYN: obstetrics and gynecology

Complementary Capabilities Drive Growth Across the Acute Pain Portfolio

VIATRIS™

Global Scale and IP Expertise

- Fast-acting meloxicam expected to launch into the same post-surgical and high-volume acute pain specialists as EXPAREL® and ZILRETTA®
- Proven organizational capabilities to maximize the value of established brands
  - IP and product lifecycle extension expertise
  - Global commercial infrastructure

Capabilities and Expertise to Maximize the Value of EXPAREL® and ZILRETTA® to 2030 and Beyond

pacira™ BIOSCIENCES

Established U.S. Non-Opioid Pain Platform

- Established hospital, ASC, and office-based sales force
- Experienced R&D, medical affairs and RWE generation teams
- Institutional / hospital P&T committee relationships
- Payer market access and GPO teams and relationships
- Patient and provider support capabilities
- Insights-driven targeting, deployment, and tracking

Platform and Salesforce with Expectation to Expand the Fast-acting Meloxicam Opportunity

© 2026 Viatris Inc. All Rights Reserved.

For key references and non-GAAP measures, see slide 3

ASC: ambulatory surgery centers
RWE: real world evidence
P&T: pharmacy & therapeutics committee
GPO: group purchasing organization

Transaction Key Terms and Overview

Transaction Details

- Viatris to acquire all outstanding shares of Pacira BioSciences for ~$1.65B ($36.50 per share in cash), representing ~9.3x LTM adjusted EBITDA multiple(1)
- Expect to close by the end of 2026, subject to customary closing conditions

Significant Opportunity for Value Creation

- Adds two marketed, growing products, LTM $746M revenue and $177M adjusted EBITDA(2)
- Opportunity to realize product potential through combined commercial capabilities
- Pacira's infrastructure provides strong foundation to potentially expand the-fast-acting meloxicam opportunity
- Meaningful progress towards stated BD contribution to long-term financial targets

Financial Impact

- Immediately accretive to financial guidance metrics
- Estimate >$50M of annual cost synergies to be achieved through the end of 2028(3)
  - Additional fast-acting meloxicam revenue synergies expected
- Expected to be financed with cash on hand and short-term borrowings
- Estimate ~2.9x gross leverage ratio at closing

VIATRIS™

© 2026 Viatris Inc. All Rights Reserved.

For key references and non-GAAP measures, see slide 3

(1) LTM multiple does not include estimated synergies.
(2) Represents total revenues and adjusted EBITDA reported by Pacira BioSciences for the twelve-month period from July 1, 2025 to June 30, 2026. Pacira BioSciences' results include ~$26M of revenues and ~$4M of adjusted EBITDA from Iovera (divested in July 2026) for the same twelve-month period. Does not include estimated synergies.
(3) Expect to incur one-time costs to achieve synergies of ~$75M through the end of 2028. Also expect to incur other customary transaction-related costs.

GAAP / Non-GAAP Reconciliations

VIATRIS™

Non-GAAP Financial Measures

Non-GAAP Financial Measures
This presentation includes certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted EBITDA, adjusted earnings per share ("EPS"), free cash flow excluding transaction-related and restructuring-related costs, and gross leverage ratio, are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Viatris and Pacira, as applicable.

Viatris
Free cash flow refers to U.S. GAAP net cash provided by operating activities less capital expenditures. Free cash flow excluding transaction-related costs or restructuring-related costs refers to free cash flow further adjusted to exclude transaction-related costs and restructuring-related costs, as applicable. Adjusted EBITDA refers to U.S. GAAP net earnings (loss) adjusted for income tax provision (benefit), interest expense and depreciation and amortization (to calculate EBITDA), and further adjusted for share-based compensation expense, litigation settlements and other contingencies, net, loss on divestitures of businesses, impairment of goodwill and restructuring, acquisition and divestiture-related and other special items. Adjusted EPS refers to adjusted net earnings (loss) divided by the weighted average number of diluted shares of common stock outstanding. Adjusted net earnings (loss) refers to U.S. GAAP net (loss) earnings adjusted for purchase accounting amortization; impairment of goodwill; litigation settlements and other contingencies, net; interest expense; loss on divestitures of businesses; acquisition and divestiture-related costs; restructuring costs; share-based compensation expense; other special items included in cost of sales, research and development expense, selling, general and administrative expense, other (income) expense, net; and tax effect of the above items and other income tax related items. Gross leverage ratio refers to the ratio of notional gross debt to adjusted EBITDA. Notional gross debt is the sum of Viatris' long-term debt, including current portion, and short-term borrowings and other current obligations, adjusted for net premiums on various debt issuances and deferred financing fees.

Viatris is not providing forward-looking financial guidance metrics for U.S. GAAP net earnings (loss), U.S. GAAP diluted EPS or U.S. GAAP net cash provided by operating activities because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration, acquisition and divestiture-related expenses, restructuring expenses, asset impairments, litigation settlements, future share repurchases, and other contingencies, such as changes to contingent consideration, acquired in-process research and development ("IPR&D") and certain other gains or losses as well as related income tax accounting, because certain of these items have not occurred, are out of Viatris' control and/or cannot be reasonably predicted without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for a guidance period. Investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.

Pacira BioSciences
This presentation contains a Pacira financial measure that does not comply with U.S. GAAP, adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), because this non-GAAP financial measure excludes the impact of items that Pacira's management believes affect comparability or underlying business trends.

This measure supplements Pacira's financial results prepared in accordance with U.S. GAAP. Pacira management uses this measure to better analyze its financial results and to help make managerial decisions. In Pacira's management's opinion, this non-GAAP measure is useful to investors and other users of Pacira's financial statements by providing greater transparency into the ongoing operating performance of Pacira and its future outlook. Such a measure should not be deemed to be an alternative to U.S. GAAP requirements or a measure of liquidity for Pacira. The non-GAAP measure presented here is also unlikely to be comparable with non-GAAP disclosures released by other companies.

The Pacira financial measures included herein are consistent with such measures as reported in Pacira's earnings releases as furnished to the SEC. A reconciliation of Pacira's adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable U.S. GAAP financial measure, U.S. GAAP net income (loss), is set forth in the subsequent slide.

VIATRIS™
© 2026 Viatris Inc. All Rights Reserved.

Pacira BioSciences, Inc. | Reconciliation of Non-GAAP Financial Measures (Unaudited; in millions)

U.S. GAAP Net Income to Adjusted EBITDA

	Three Months Ended				Twelve Months Ended
	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026	June 30, 2026
U.S. GAAP Net Income	$ 5.4	$ 1.6	$ 2.9	$ 4.7	$ 14.6
Interest Income	(8.5)	(2.3)	(1.9)	(1.9)	(14.7)
Interest Expense	4.3	3.9	3.7	3.6	15.5
Income Tax Expense	4.1	(1.1)	2.1	(2.1)	3.0
Depreciation Expense	6.9	7.0	7.0	7.0	27.9
Amortization of Acquired Intangible Assets	14.3	14.3	14.3	14.3	57.3
EBITDA	$ 26.5	$ 23.5	$ 28.1	$ 25.5	$ 103.6
Other Adjustments:					
Divestiture and Acquisition-Related Expenses, and Other	7.3	1.4	0.9	6.5	16.1
Changes in the Fair Value of Contingent Consideration	0.6	0.2	(2.3)	1.7	0.2
Stock-Based Compensation	14.0	13.5	13.5	15.0	56.0
Loss on Early Extinguishment of Debt	1.0	-	-	-	1.0
Adjusted EBITDA	$ 49.4	$ 38.7	$ 40.2	$ 48.7	$ 177.0

VIATRIS™

© 2026 Viatris Inc. All Rights Reserved.